                               Timothy E. Kraepel

direct dial: 248.723.0347                   email: TKraepel@howardandhoward.com


                               September 20, 2001



Securities and Exchange Commission                  Edgar-Electronic Submission
450 Fifth Street, N.W.                              ---------------------------
Washington, D.C.  20549

     Re: CGB&L Financial Group, Inc. - Form 15

Ladies and Gentlemen:

     On behalf of CGB&L Financial Group, Inc. (the "Company") please find attached for filing the Company's Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 on Form
15. If you have any questions please call me at (248) 723-0347.

                                             Very truly yours,

                                             Howard & Howard Attorneys, P.C.

                                             /s/ Timothy E. Kraepel

                                             Timothy E. Kraepel


Enclosure
cc: Maralyn F. Heckman

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                     FORM 15
   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPERVISION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 000-24793
                        ---------------------------------

                           CGB&L Financial Group, Inc.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

                               229 E. South Street
                                  P.O. Box 680
                           Cerro Gordo, IL 61818-0680
                                 (217) 763-2911
                                 --------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock par value $0.01 per share
                     --------------------------------------
             Title of each class of securities covered by this Form

                                      None
                              --------------------
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [X]            Rule 12h-3(b)(1)(i)       [ ]
     Rule 12g-4(a)(1)(ii)       [ ]            Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)        [ ]            Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)       [ ]            Rule 12h-3(b)(2)(ii)      [ ]
                                               Rule 15d-6                [ ]

                   Approximate number of holders of record
                  as of the certification or notice date: 98

                     Common Stock par value $0.01 per share

     Pursuant to requirements of the Securities Exchange Act of 1934, CGB&L Financial Group, Inc. has caused this certification/notice to be signed by the undersigned duly authorized person.



September 22, 2001                      By:  /s/ Maralyn F. Heckman
                                           -------------------------------------
                                             Maralyn F. Heckman
                                             President